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FOR IMMEDIATE RELEASE	MEDIA CONTACT:

Randall Oliver

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FOOD RETAIL INDUSTRY VETERAN JOINS

SMART & FINAL AS PRESIDENT & COO

COMMERCE, Calif. (September 25, 2003) – Smart & Final Inc. (NYSE – SMF) today announced that Etienne Snollaerts has joined the company as president and chief operating officer.

Snollaerts comes to Smart & Final from Casino Guichard-Perrachon (Groupe Casino), a global leader in the food retail industry with consolidated annual revenue of approximately $26 billion. Snollaerts has broad operational and executive management experience and has served Groupe Casino in various positions in retail distribution, store operations, buying and merchandising, supply chain management, information technology and international operations. As a member of Groupe Casino’s executive committee, he has been responsible for overseeing its North American investments, including its approximately 60 percent ownership interest in Smart & Final. He also has been a member of Smart & Final’s board of directors since 1998.

At Smart & Final, Snollaerts will have responsibility for all of the company’s store operations and supply chain. He will report directly to Ross Roeder, the company’s chairman and chief executive officer.

“We are extremely fortunate to have a leader with Etienne’s expertise and experience join Smart & Final in this key role,” Roeder said. “Etienne has an exceptional record of success in food retailing and distribution, and as a result of his activities with Groupe Casino, he is already familiar with Smart & Final and our activities. He joins us at an important juncture in Smart & Final’s history, as we reposition our company to focus on our core western U.S. stores business.”

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Smart & Final

Snollaerts added, “I am delighted to join Smart & Final, a company with a rich past and an exceptionally bright future.”

Prior to joining Groupe Casino, Snollaerts was a management consultant with Alexander Proudfoot Company (now Management Consulting Group PLC), a leading international consulting firm specializing in management systems for food and beverage, financial services and various other industries.

He earned his undergraduate degree in business administration at European University in Antwerp, Belgium and his MBA in international management at the University of Dallas in Irving, Texas.

Founded in 1871 in downtown Los Angeles, Smart & Final Inc. operated 228 non-membership warehouse stores for food and foodservice supplies in California, Oregon, Washington, Arizona, Nevada, Idaho and northern Mexico at the end of the 2003 second quarter. For more information, visit the company’s Website at www.smartandfinal.com.

Forward-Looking and Cautionary Statements

This Smart & Final press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and other expressions of management’s belief or opinion which reflect its current understanding or belief with respect to such matters. Such statements are subject to certain risks and uncertainties, including known and unknown factors as included in the company’s periodic filings with the Securities and Exchange Commission that could cause actual results to differ materially and adversely from those projected. All of these forward-looking statements are based on estimates and assumptions made by management of the company, which although believed to be reasonable, are inherently uncertain and difficult to predict; therefore, undue reliance should not be placed upon such statements. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Except as specifically set forth herein, the company undertakes no obligation to update any such forward-looking or other statement.

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